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Exhibit 99.2 Conference Call Transcript dated July 21, 1999.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

                                        By: /s/ Emanuel J. Friedman
                                        Chief Executive Officer



Exhibit 99.2

FBR CONFERENCE CALL SCRIPT
July 21, 1999

This is Eric Generous, Chief Financial Officer of Friedman Billings Ramsey Group. Before beginning our call, I would like to read the following Safe Harbor language: Statements concerning future performance, developments or events, concerning expectations for growth, filed backlog and market forecasts, and any other guidance on present and future periods, constitute forward-looking statements which are subject to a number of factors, risks and uncertainties which might cause actual results or developments to differ materially from stated expectations or current circumstances. These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, competition for business and personnel, available technologies and general economic, political and market conditions. Additional information concerning factors that could cause actual results to differ materially is contained in FBR's Annual Report on Form 10K and quarterly reports on Form 10Q. I would now like to turn the call over to Manny Friedman.


Good morning and welcome to our second quarter conference call. This is Manny

Friedman, Chairman and CEO of FBR Group. As I'm sure you've seen this morning, the second quarter was an excellent quarter for our firm. We reported $5.8 million in net income for the quarter or $0.12 per share. This compares with $7.4 million in net income or $0.15 per share for this quarter one year ago.

The second quarter performance marks a solid return to profitability for FBR and we are all naturally very pleased. In terms of key drivers for the quarter, in Investment Banking, our Energy Group led a $182 million transaction for Key Energy Services, which is the world's largest rig-based well servicing firm. Including $10 million placed privately by Key Energy, this was roughly a $200 million recapitalization. The recap was our first significant transaction in the energy sector since we formed this group a year and a half ago. As mentioned in the press release, another contributor to second quarter performance were fees from M&A advisory services. In April, we advised on the leveraged recapitalization of Building One Services with participation by Apollo Group. Building One, which is better known by it's ticker symbol "BOSS", is now a much stronger company engaged in the consolidation of building and facilities service providers. You may be aware that we originally led the IPO for the predecessor company to BOSS, so we are pleased to have seen this successfully come full circle. Another contributor during the quarter was the performance of our venture capital investments and the closing of a second technology fund, which Eric Billings will discuss later in the call.

In sum, it was a great quarter from a results point of view. It was also a great quarter from a strategic point of view since we launched fbr.com, our online investment bank, on April 15th. I'd like to turn you over now to Russ Ramsey, President of FBR Group and Suzanne Richardson, President of fbr.com who are joining the call this morning from New York City.

                [New Speaker: Russ]

Thanks Manny. I'm pleased to announce that you will see our first series of ads for fbr.com tomorrow in newspapers all over the country. Our ads will be hard to miss, especially with a double, full-page insert in the Wall Street Journal, national edition. I think you'll find that the ads make important points about the unique position we are in as both a major lead underwriter and an online investment bank.

I'd like to make a few overall observations about fbr.com and then ask Suzanne to give you an update on operations and marketing. We've come a long way in a short time with fbr.com. In just the last nine weeks, we launched IPO Desktop -- on April 15 -- and Trading Desktop -- on June 23. FBR has done two, co-managed IPOs online and has two pending.

We're aggressively going after a market that is growing rapidly at a compound annual growth rate of 48 percent, according to an industry estimate by IDC. By 2002, the number of online accounts will have tripled from 8 million today to 24 million active online accounts. By 2003, Forrester estimates that there will be over $3 trillion in assets in online accounts in the United States.

The market is large and growing fast and we're in a great position to go after it. As an institutional brokerage, we have no retail brokers, no bricks-and-mortar operations and no channel conflict. That means that we have no brokers to put out of work, no lost commissions to compensate brokers for, and no other focus for retail than the online investor.

We have a track record as a lead manager. You've heard that before, but it is worth repeating. We were the # 7 lead manager in the United States for 1997 and 1998 combined. And in the first quarter of 1998, we raised more capital than any other firm - on or off Wall Street*. That may seem like nothing more than historical fact, but remember that, through fbr.com, we compete with firms that have never lead managed an offering. We also compete with firms that, for IPO allocations, depend almost entirely on syndication or selling groups. As I'm sure you know, firms in this position get very small allocations and have little or no control over the number of shares they receive. But as a both a lead manager and co-manager, we do. And that's why I stress that point.

Last week, the industry got very good news from the SEC. The SEC staff issued a no-action letter which has been interpreted to allow an e-mail be an acceptable substitute for a phone call to confirm an IPO share order. This is significant for all underwriters because it has further cleared the way for large share allocations to online investors. For our online IPOs, we had been calling hundreds of investors on the day of pricing. Calling dramatically limited the ability of underwriters to handle large allocations online. With e-mail confirmation, we will be able to handle much greater volume in large deals -- and with a lower overheard expense.

At fbr.com, we are now focused on rapidly growing our account base. The beginning of our ad campaign tomorrow represents an important first step. We are also offering IPOs online that attract attention. Next week, we expect to offer two new IPOs. With that said, I'd like to turn you over to a founding member of FBR and now President of fbr.com Suzanne Richardson.

                [New speaker: Suzanne]

Thank you Russ. I'd like to address some of the key accomplishments we've made with online offerings in the last few weeks. On April 15th, we launched IPO Desktop with the objective of enabling investors to invest in our IPOs online. On May 12th and May 20th, we proved our system with two online offerings, CareerBuilder and CAIS Internet. These were co-managed offerings that we kept small by design in order to ensure that we had a smoothly working IPO operation. We passed both of these tests with flying colors.

On June 23rd, we commenced online trading. Investors can now have access to mutual funds, execute trades online and access FBR analyst research via fbr.com. As part of a summer promotion, we're giving away the first eight trades commission-free before September 30. This translates into a $200 savings for new customers.

We've also established a relatively low account minimum of $2,000. Our strategy is simple: we aim to get the customer's attention, interest him or her in IPOs and then look to deliver other investment products and grow these account balances over time. We have staffed up accordingly and established a customer service call center here in Arlington - just a few blocks from our headquarters. We have 80- seat capacity at the call center with room to grow. Good customer service means the difference between a good online investing experience and a bad one, so we're taking customer service very seriously. Simply put, we expect to excel in this area.

In terms of our competitive position, as Russ mentioned, we think that our record as a manager of IPOs sets us apart from most of the competition. And that's an important competitive strength for our company. Bear in mind, however, that fbr.com is more than IPOs and that, while IPOs are "the nose under the tent", there are a whole host of other financial products to deliver to the customer including mutual funds, private equity funds, venture capital and I'll talk about that more in a second.

We have several goals for the next four months that I'd like to share with you this morning. We have found that the most important resource for the online investor is time. It's critical to the online investor that a site works quickly and smoothly. Accordingly, we will upgrade and enhance the efficiency of our fbr.com site as a continual process.

In the Fall, we expect to launch Research Desktop, which will provide upgraded access to our analyst research, as well as research by third parties. As part of this expanded capability, we plan to offer online discussions with our research analysts, daily briefs from morning research calls, and research updates.

Also in the Fall, we expect to unveil Fund Desktop, which will provide accredited investors with access to proprietary investment partnerships, venture capital and other alternative assets that have historically not been available to the majority of accredited investors.

Finally, after the roll-out of these two products, at some point later in the year, we will offer DAE Desktop, which stands for Direct Access Execution. This trading capability will give online investors Level II quotes and allow them to direct a trade to the market maker or ECN of their choice.

In summary, we've conducted two IPOs online, with two more pending. We have built our site to handle and begun to staff up for much larger volumes. We have thousands of registrations that we are in the process of converting to accounts. Once we have completed this process and seen the impact of our advertising campaign, we will release an account total at some point in the future. For your information, we have a far-term goal of 300,000 accounts within 18 months. And we would consider ourselves on track for this goal if we have 30,000 accounts by the end of this year. That concludes my update. I look forward to keeping you apprised of our progress in the coming weeks and months. Now, I'll turn you back to Virginia, to Eric Billings.

                [New speakers: Eric Billings]

Thanks Suzanne. As Manny mentioned to you when we began the call, it was a good quarter for asset management. We began the quarter with $673 million under management and ended the quarter with $812 million, an 21% increase. The majority of this increase is accounted for by the closing of a second technology venture capital fund.

In this past quarter, I think you can clearly see how venture capital contributes to the bottom line. Last quarter, three of our portfolio companies went public Proxicom -- trading symbol PXCM -- , CareerBuilder - CBDR -- and Network Access Solutions -- NASC. The appreciation of our ownership in these companies resulted in a significant investment gain for the company. It also led to an increase in our total Assets under Management. We're very proud of what we've been able to accomplish in venture capital in such a short time, and I would like to publicly acknowledge the efforts of Gene Riechers and Hooks Johnston who head up our venture capital efforts.

Finally, let me echo the sentiments of my colleagues on fbr.com. It's clear that financial services are moving online at a rapid pace. Any doubts of that were erased on June 1st, when Merrill Lynch announced its online strategy. fbr.com is our way of building on ten years of success. It's also our way of making sure that we're a major participant and a leader in the future. Up until this point, the capital markets have not seen large allocations of shares online. We hope to be the firm that changes that by putting up to 50% of our IPO share allocations online. And while we can't see the Future, we plan to take some major first steps in that direction in the second half of this year. That concludes our remarks, we would now like to open up the call for questions.

                [New speaker: Manny]

If there are no further questions, that concludes our conference call for today. Thank you for joining us and have a good day.

* Source: Securities Data Corp., FBR ranked No. 1 Lead Underwriter of US Issuer IPOs for first quarter 1998, excluding closed end funds and unit trusts. CommScan Equidesk, FBR ranked No. 7 Lead Underwriter of US Issuer IPOs for the period from 1/1/97 to 12/31/98.